Exhibit 99.1

Pinnacle Airlines, Inc., Flight Attendants ratify agreement

Memphis, Tenn., October 21, 2011 – Pinnacle Airlines Corp.’s (NASDAQ: PNCL) wholly owned subsidiary, Pinnacle Airlines, Inc., announced today that a revised tentative agreement with the United Steelworkers AFL-CIO (USW) to amend the collective bargaining agreement covering 871 flight attendants has been ratified. The contract provides a five-year extension to the collective bargaining agreement that became amendable on Jan. 31, 2011.

“This contract is fair to both the airline and our flight attendants,” said Sean Menke, president and CEO of Pinnacle Airlines Corp. “It recognizes their critical role in our operations and underscores their importance to the safety of our passengers and crew. We thank the committees for their hard work and look forward to continuing to build operational excellence together.”

"The negotiating team is confident that we have secured an agreement that is both competitive in the regional airline industry and rewarding to our Pinnacle Airline flight attendants while ensuring the long term viability of the company," said Loretta Stronski, President, USW Local 772. “It shows that employees are valued and have a seat at the bargaining table.”

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), a $1 billion airline holding company with 7,800 employees, is the parent company of Pinnacle Airlines, Inc.; Mesaba Aviation, Inc.; and Colgan Air, Inc.  Flying as Delta Connection, United Express and US Airways Express, Pinnacle Airlines Corp. operating subsidiaries operate 199 regional jets and 82 turboprops on more than 1,540 daily flights to 188 cities and towns in the United States, Canada, Mexico and Belize.  Corporate offices are located in Memphis, Tenn., and hub operations are located at 11 major U.S. airports.  Visit www.pncl.com for more information.

Contact:
Joe Williams
901-346-6162